Exhibit 99

           Brooke Corporation Subsidiary Releases September Results


    OVERLAND PARK, Kan., Oct. 28 /PRNewswire-FirstCall/ -- Shawn Lowry, President of Brooke Corporation's (Amex: BXX) franchise subsidiary, announced that Brooke Franchise Corporation had assisted franchisees in the acquisition of insurance agencies in the California communities of Escondido, Carlsbad, and San Leandro. Lowry noted, "These agencies represent our first franchise locations in California and are supported from our Sacramento Regional Office. California is an enormous potential market for our franchise services."

    Lowry stated that during the month of September, 2003, Brooke Franchise Corporation assisted franchisees and others in purchasing a total of nine insurance agencies, including the California acquisition referenced above, and acquisitions in the states of Oklahoma, Arizona, New Mexico, Iowa and Illinois. As a result of these acquisitions, Brooke Franchise Corporation received $1,374,087 in consulting fees and added a total of eight new franchise locations.

    To help observers put the September expansion in perspective, Lowry noted that three new franchise locations were added in August of 2003 resulting in associated consulting fees of $747,517 and five new franchise locations were added in July of 2003 resulting in consulting fees of $1,466,655.

    About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Through subsidiaries, the company distributes insurance and financial services through a network of more than 210 franchisee locations and has originated more than $90,000,000 in franchisee loans which have been sold to participating lenders or to investors through an asset backed securitization. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

    Email Distribution ... If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.

    This press release may contain forward-looking statements, i.e. statements that are not historically based. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and growth of the market for our products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associates with the development of technology, and the dependence on intellectual property rights. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             10/28/2003
    /CONTACT: Meg Wilson, Corporate Communications Coordinator of Brooke Corporation, wilsm@brookecorp.com , +1-785-543-3199, ext. 161/
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation; Brooke Franchise Corporation
ST:  Kansas
IN:  FIN INS
SU:  ERN